Exhibit 99.2
Final Transcript
Conference Call Transcript
PFCB — Q4 2009 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Feb. 17. 2010 / 12:00PM ET
CORPORATE PARTICIPANTS
Robert Vivian
P.F. Chang’s China Bistro, Inc. — Co-CEO
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
CONFERENCE CALL PARTICIPANTS
Rachel Schacter
Oppenheimer — Analyst
Destin Tompkins
Morgan Keegan — Analyst
Sharon Zackfia
William Blair — Analyst
Steven Barlow
Banc of America — Analyst
Jeff Farmer
Jefferies & Co — Analyst
Tom Forte
Telsey Advisory Group — Analyst
John Dravisdot
KeyBanc Capital Markets — Analyst
Jon Comp
Robert W Baird — Analyst
John Glass
Morgan Stanley — Analyst
Bart Glenn
DA Davidson — Analyst
Joshua Long
Stephens — Analyst
Karen Haltest
Credit Suisse — Analyst
Rob Weiler
Piper Jaffray — Analyst
Mitch Speiser
Buckingham Research — Analyst
Steven Kron
Goldman Sachs — Analyst
Jeffrey Bernstein
Barclays Capital — Analyst

PRESENTATION
Operator
Good afternoon, and welcome to PF Chang’s China Bistro fourth quarter 2009 earnings release conference call. Your lines have been placed on listen-only until the question and answer session of the conference. (Operator Instructions). Today’s call is being recorded. If you have any objections, you may disconnect at this time.
I would now like to turn the call over to Mr. Bert Vivian, Co-Chief Executive Officer. You may go ahead, sir.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thank you, Crystal. Good morning, everyone. Thank you for joining us today. Rick Federico, our Chairman and Co-CEO, and Mark Mumford, our CFO, are with me today, and we will be available in just a few minutes for your questions.
A number of our comments today will be forward-looking in nature, and as such will involve risks and uncertainties. We recommend that all investors thoroughly review our quarterly and annual filings with the SEC before taking a financial position in our Company. We intend on filing our 10-K later today.
Our fourth quarter results exceeded our expectations due to higher than anticipated revenues, as well as a continuation of the operational focus that both of our concept teams exhibited throughout 2009. As our press release details, our comp sales trends improved sequentially at the Bistro, and were positive at Pei Wei throughout the quarter. Traffic trends were actually better than the comp numbers would indicate due to lower check averages.
We benefited from an extra week in our 2009 fiscal year. While an extra week is always nice, it is the timing of that extra week, namely the week between Christmas and New Year’s, that is critical. To that point, Bistro average weekly sales for the entire fourth quarter was approximately $90,000, which included the extra week that produced average weekly sales of roughly $119,000. Other than better than expected revenues, there is really not anything else in the fourth quarter that needs to be highlighted, so let’s talk about the current year.
Our thoughts for this year have not changed over the past few months. The Bistro should see improving comp trends versus 2009, however, we still expect negative comp sales for the entire year. Pei Wei should see positive comps, again in 2010. You add those two together, and we will have roughly flat total revenues.
A slight decline in cost of sales will offset a slight increase in labor and marketing spend, which should lead us to restaurant margins that are roughly comparable to 2009. We will pick up a few basis points in pre-opening expenses, interest expense, and possibly in G&A, which we anticipate will end up rendering slightly better pre-tax margins for the year. Our tax rate, which was up in 2009, will continue to rise in 2010. If all goes according to plan, we expect earnings per share to be around $2 this year.
Our development plans are fairly modest. We expect three to five new restaurant openings at both the Bistro and Pei Wei. We will loan capital for the funding of two True Food Kitchens in 2010. In addition, our international partners, on their own dime mind you, will add four, maybe five new Bistros in 2010. Coupled with maintenance spending, this development plan implies total capital expenditures and loan proceeds of roughly $40 million.
Our Company has reached a point where we believe we will produce free cash flow on a consistent basis. Beginning in 2010, we are going to augment our share repurchase efforts with a quarterly variable dividend. We have chosen to fix our dividend pay out ratio at 45% of net income. With a fixed pay out mechanism, our dividend will vary by quarter with our actual results. So if our net income increases over the next few years, our shareholders will automatically participate in that earnings growth. The converse is also true. If for some reason our earnings decline, the dividend paid to our shareholders will reflect that lower level of earnings.
At year-end, we had a cash balance of roughly $63 million. If we’re right about our earnings projection for this year, we will generate about $130 million of cash flow. Assuming we want to maintain a cash balance of $40 million to $50 million, that leaves us with about $140 million to spend this year. As I mentioned before, $40 million will be reinvested in our business. Another $40 million will go to repay our credit facility. About $20 million will be paid in dividends, which leaves us with roughly $40 million in prospective share repurchase activity.
With that, Crystal, let’s go ahead and open up the call for questions.

QUESTION AND ANSWER
Operator
Thank you. (Operator Instructions). Our first question comes from Matt Difrisco with Oppenheimer. Your line is open.
Rachel Schacter — Oppenheimer — Analyst
Yes, hi, thanks, this is Rachel Schacter in for Matt Difrisco. Your D & A was lower sequentially this quarter and didn’t grow by very much in absolute dollars. Can you go into some more detail on what drove this, and should we expect this to continue or will it return to normal growth?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. During Q4 we discovered that we had not properly adjusted the asset lines for the Falls location, which is in Miami. Where we had gone in and we had done an extensive remodel, almost to the extent of a new build. In fact, the restaurant was closed for a few months. We were depreciating the assets over the remaining initial lease term, three years instead of 15 years, which is the 10 year new lease term plus a first five year option. We corrected that in Q4.
The periods that were affected by the extra depreciation were in this fiscal year, so the year-to-date number is correct. In addition, we also noted that the amortization of intangibles related to the buyouts for a handful of locations weren’t correct, so we also made that true up as well. We saw a slight benefit during the quarter from some fully depreciated assets like plateware, but we expect depreciation expense for 2010 to actually be up a little bit compared to 2009. If you start 2010 similar to where Q3 was, and work from there, you’ll probably be pretty close.
Rachel Schacter — Oppenheimer — Analyst
Okay, thanks very much.
Operator
Our next question comes from Destin Tompkins with Morgan Keegan.
Destin Tompkins — Morgan Keegan — Analyst
Thank you. Bert, in the past you’ve given us some, I guess directional color on the current business as it relates to your forecast, and I was just wondering if you could update us at both concepts, how sales are trending especially given some of the harsh weather that we’ve had in parts of the country.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Destin, what we’ve seen is a pattern we’ve seen historically. When people can’t get out of their house, we don’t sell a whole lot of Chinese food, so yes, we’ve been impacted by the weather. We are impacted by weather every year. This one has been a little tougher so far than in years past, so it’s difficult to really draw any conclusions from the traffic that we’ve seen through the first, oh, six weeks or so. When we haven’t been weather impacted, we have seen a continuation in the improvement in our sales trends at both concepts, but again we’ve had starts and stops with respect to mother nature, so it’s tough. I would just caution everyone that as we look at our first quarter, we are off to a little bit slower start than perhaps we would have liked due to the weather. We’ll see how the back half of the quarter turns out.
Destin Tompkins — Morgan Keegan — Analyst
And on that topic, Bert, the extra week you mentioned the high volume nature of that extra week, and it sounds like that would come at the expense of Q1. Is that the right way to look at that?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You know, Destin, it’s funny. There’s a lot of conversation with respect to how much this extra week helps or hurts us. It obviously helps us. What I would suggest to anyone who’s looking at this and building models and such, to the extent you think it helped us in the fourth quarter I would take it out of the first quarter. Your thoughts with respect to what the first quarter was going to be.
It is additive, and again, it’s not so much the extra week, it’s really the timing of that extra week. It’s during a very busy time of year for us, and obviously as I mentioned we did a fair amount of business that week. What I would say again, as we look at the first quarter of this year, we expected, because of the shift in the New Year’s holiday into 2009, we expected that the first quarter on a year-over-year basis was going to be a negative comparison with 2009, so 2010 will be less than 2009. We expected that coming into the quarter. Again, weather is not helping us right now, so I would just ask everyone to take that into their thoughts.
Destin Tompkins — Morgan Keegan — Analyst
And then lastly, Bert, maybe you or Rick, whoever wants to answer this question, but you mentioned in the press release a higher marketing spend, and it sounds like in the past you guys have struggled maybe to spend all of the marketing dollars that you had budgeted. Do you see 2010 being different, and if so, how do you see those marketing dollars being spent?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
Destin, this is Rick. I think if you look back into last year, we started the year expecting we would spend somewhere give or take around 1% at the Bistro, a little bit north of 1% at Pei Wei. As we look into 2010, we’re targeting basically the same numbers. We didn’t spend it all in 2009, and I’ll speak about the Bistro first, primarily because we just had not completed all of the work necessary in order to message against the initiatives in the brand. So as we got into the back half of the year, we had a couple of what we viewed as sort of set up and important research projects, one around menu platforms and the types of things that the guests might be looking for PF Changs to develop as we go forward.
The second was a detailed guest experience evaluation to see the types of things that guests really enjoyed about the restaurants, and the things that they again expected us to do in the future. So as we built those, we are now in the process of creating both products and other platforms that we think can be better supported by messaging, and if you roll backwards a little bit and you think about, it’s probably a couple years ago when we introduced The Grill. The Grill was introduced basically by putting the grill into the restaurant and changing our menu. There was not a whole lot of external messaging that was applied to that. It was, if you found it, you found it, and if you liked it you continued to order it.
As we make modifications to our business going forward, we’re going to be more thoughtful in terms of how we support that and how we kick it off with a variety of messages that could include a combination of online and could include social, billboards, radio and public relations activities.
For Pei Wei, we’re actually a little further along in that process. As you’ve seen, they’ve adopted a strategy of food focused LTO type activities, and they have tested now through three different rollouts, a variety of combinations of those same tactics, and have actually had some very positive results in terms of their ability to drive the introduction and the acceptance of new products in the restaurant. So we’ll continue basically with the same strategy this year, we just introduced the vietnamese caramel chicken about a week ago, and that’s gone exceptionally well. We’ll have one more product rollout in the back half of the year that, again, will have a similar tactic.
Destin Tompkins — Morgan Keegan — Analyst
Great. Thank you.
Operator
Our next question comes from Sharon Zackfia from William Blair.
Sharon Zackfia — William Blair — Analyst
Hi, good morning. I guess I wanted to follow-up a little bit on the calendar shift because you have a lot going on in the first quarter, so you lost New Year’s Eve in the first quarter, and I think you also have Easter in the first quarter of this year, which I think is a penalty as well. I know you don’t want to get into a quarterly cadence kind of game, but all told, does that make it a little bit more difficult in March as well or how should we think about that?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, Sharon, I don’t want to get into a quarterly game, but yes, you’re correct.
Sharon Zackfia — William Blair — Analyst
Okay.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Again, I would just recommend to everyone, we think that a $2 number is a good number for the year. It won’t come in four equal steps. We think the second half will be better than the first half, and if you dial that back I think the first quarter will probably be the low water mark.
Sharon Zackfia — William Blair — Analyst
Okay. Separately, on the average check that you’ve seen throughout the Bistro and Pei Wei in 2009, if I’m not mistaken, I think that was a mix shift towards chicken and maybe some beverages in there as well. Are you seeing any signs of that starting to neutralize or how should we think about that in 2010?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
In terms of our thought with respect to 2010, we’re not necessarily baking anything into our plans that involve product mix shift, so I’m not so sure that I would spend a whole lot of time worrying about that.
Sharon Zackfia — William Blair — Analyst
What am I going to worry about, Bert?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Oh, my list is long, Sharon. Call me and we can go through it.

Sharon Zackfia — William Blair — Analyst
Maybe separately, and then I’ll hand over the call to somebody else. Happy hour, I haven’t yet found happy hour in any market that I tend to venture to, but my understanding when you started to test it in Phoenix was that it was pretty positive. Can you kind of give us an update on what that’s doing for the Bistro, and whether you are seeing an incremental lift with the happy hour introduction?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
Sharon, this is Rick. Happy hour for us has been part of a broader thought that we’ve got the opportunity to enhance the guest experience and/or increase the value perception that the guest has when they visit our restaurant. And that’s coming from a position, again I mentioned our guest experience survey, it’s actually coming from a position of strength because the consumer gives us very high scores for value and how they value the experience. The challenge is, as we all know that that consumer is changing almost minute to minute, and so the things we have been thinking about and the things we have been working against in trying to continue to enhance that, and to maintain and drive traffic has really been in multiple areas.
One is, we haven’t taken a price increase in the last couple of years. We have had the, sort of a little bit of wind in our sails with regards to some favorable commodity over the last couple of years, so we think that there’s some opportunity to give back a little bit, so some of those are going to come in the form of product enhancement. This past year, about half way through the year, we switched from an Alaskan salmon product to a Norwegian salmon product, and the bottom line is it’s a little bit more expensive but it is significantly better, and we will maintain the price point that we had with the Alaskan product.
We’ve also gone back and evaluated our beverage prices, and we found that that was an area, particularly around our well cocktails. That was an area that the individual restaurants had some control over pricing, and it had gotten away from us a bit, and so we have gone back and reformulated and adjusted all of our well prices to what I would call, I hate to say every day low prices, but they are lower than what they used to be.
We have expanded and are getting ready to roll some significant upgrades to our gluten free menu. You’re all aware of the Chang’s for Two, and we’ll be testing some variations against that, and then we’ve also included the happy hour, which I believe as of last week is, as you know, with liquor laws, some states will allow you to do food. Some places will allow you to do food and alcoholic beverages. Some will let you do it from 3 PM to 6 PM, and others want you to cut it off, and you can’t start until 4 PM, so we had rolled about 120 locations through January, and the balance rolled about a week ago.
Again, very, very early but our research has said that we serve products that people crave. We’ve wanted a balance in our happy hour to have some emphasis around food focus, and so there’s some great parings of some of our most popular and most cravable dishes. It’s clearly part of an opportunity to take a period of the day where traffic is not particularly robust, and to see if we can’t drive some incremental traffic there.
I would say at this point given the time that it’s been in our restaurants, we are seeing more pressure than we’re seeing lift, but it’s really designed to create both longer term protection of the traffic that we have. And if we continue to do the right things around happy hour, we believe that we can generate enough incremental traffic to offset the discounted value of what we’re providing the guest.
Sharon Zackfia — William Blair — Analyst
Okay, thank you.
Operator
Our next question comes from Joe Buckley, Banc of America.
Steven Barlow — Banc of America — Analyst
Hi, it’s actually Steven Barlow for Joe. On the lighter unit openings, I guess at Pei Wei and the Bistro, is there anything to draw from that, or is that more a product of the balance shifting into next year?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
I think it’s, again this is Rick. It’s a combination of a couple of things. If you think about Pei Wei and you back up as little as 18 months ago, we were on these calls going, we are slowing or stopping growth while we work our way through project evolution and some of the other challenges that the brand was facing. So we basically put a complete stop on any new Pei Wei development. We finished what we had in the pipeline. So in 2010, what you’re seeing is a reflection of no real estate selection activity going on in most of 2009.
The Bistro on the other side of the coin, was really a function of a couple of other sort of macro challenges. We continue to look aggressively for as many A plus Bistro locations as we can find. Our challenge has been that many of the developers, as a result of decreased consumer activity and a lot of growth slowing in the retail sector, they basically stopped doing the kinds of development that were most attractive to us. So we had projects that were slated to happen in late 2009 and into 2010 that never got funded and never got developed. And I would expect we will continue to see some pressure at the Bistro around when developers return to funding projects, I think we’ll see a return to more normal Bistro growth.

With Pei Wei, we have gone, as a result of some of the successes that the brand has been experiencing over the last six months, and Bert mentioned it was on the last call or probably the call before, we have turned the real estate pipeline back on. We’ve re-engaged with our external real estate experts, as well as shifted the focus of our internal real estate and development teams to go find sites in some very specific markets, but we won’t see the benefit of that activity until 2011.
Operator
Our next question comes from Jeff Farmer, Jefferies & Company.
Jeff Farmer — Jefferies & Co — Analyst
Great, thanks. In essence following up on that question, I’m just curious as it relates to the strategies that are driving Pei Wei same-store sales recovery, what lessons if any are there for the Bistro.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
I’m sorry, you’ll have to try that one again. I lost the beginning part of it.
Jeff Farmer — Jefferies & Co — Analyst
No problem. Again as it relates to the strategies that are driving Pei Wei same-store sales recovery, what lessons if there are any for the Bistro?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
I would point to a couple of things. I think Pei Wei has been very good at introducing new, interesting and exciting products with very solid messaging and sort of promotion behind it, and have a pipeline of new products that’s in place that we can roll against. And I think the tactic of introduction of new ideas to the Bistro brand is a tactic that could be successful, but the methodology of how you get there in terms of how you message against it, will probably be very different just given the penetration and the density. I think, again, they are so uniquely different within their positions in the marketplace, it’s really difficult to say, if it worked at Pei Wei, all you got to do is sort of cut and paste and move it over to the Bistro. And so I would be reluctant to point directly at some of their activities because they both have unique challenges, and they don’t necessarily cross between the concepts.
Jeff Farmer — Jefferies & Co — Analyst
Okay, that is fair, and as it relates to the Pei Wei class of ‘09 delivered some pretty big volumes, it looks like they were about 20% higher than ‘07 and ‘08. I realize it’s only seven units but can you talk about things like site selection, what you think is really driving that material improvement in the AWS for Pei Wei?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
Yes, I think again, if you go back to when we were sitting around talking about Pei Wei and their unique set of challenges, real estate was one of them. And if you just sort of followed the growth curve accelerating from, and I’ll get these numbers wrong, but from 15 to 20 to 30 to 35, we made a few mistakes along the way, and we let some of the economics of, the base economics of the deals, meaning rent per square foot, drive some of the real estate decisions in a way that maybe wasn’t the best long term decision.
So part of the 2009 class was again backing up a shift in our real estate strategy. It was a shift in our approval process, and one of the things that we did when we made the decision to basically slow the pace of growth at Pei Wei while we worked through evolution, we went back and scrubbed those eight or nine restaurants with that new set of eyes and found them to the level that we had made the necessary adjustments, and actually felt very good about the prospects of those stores. So I think what we’re seeing is the benefit of some learning in the earlier classes of stores, as well as an improved real estate selection process.
Jeff Farmer — Jefferies & Co — Analyst
Okay, so it sounds like that’s sustainable, and just the last question for me, Rick, you touched on this but with commodities, I think the last guidance had been slightly favorable in 2010 excluding produce. Is there any update on that outlook?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
This is Bert. No update at this point. We still believe the same thing, to the extent that Rick mentioned a couple things that we will continue to give back to our guests, again that’s going to offset some of those price savings, if you will, on our contracts, but that’s what we’ve always done historically. We’ll continue to do it this year. We believe that there’s an opportunity to again, maintain our margins, if you will, and still give more back to the guest and that’s what we intend to do.
Jeff Farmer — Jefferies & Co — Analyst
Alright, thank you.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.

Operator
Our next question comes from Tom Forte, Telsey Advisory Group.
Tom Forte — Telsey Advisory Group — Analyst
Great, thanks. I wanted to ask a couple of questions. First, Bert, you talked a fair amount about the business, travel and entertainment spending, and the effect that’s had on same-store sales. Are you seeing an improving trend there?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, I’ve talked a little bit about that in the past, but the improvement that you’ve seen, really in the fourth quarter and what you haven’t seen yet in the first quarter, I think dovetails with the hiccup that, if you were seeing what’s going on in the airline business or in the hotel business, again, I think we’re seeing improving trends at our business that are moving at least somewhat in lock step with those trends in those other businesses.
Tom Forte — Telsey Advisory Group — Analyst
And then during the quarter, you had talked about sales trends in Texas, was hoping you can give us some thoughts on what sales trends are like in California, Arizona, and other important markets.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I’m probably not going to get that specific. I had a momentary lapse when I talked about Texas, and maybe after the first quarter I’ll do that again but not right now.
Tom Forte — Telsey Advisory Group — Analyst
All right, thank you very much.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from Brad Ludington, KeyBanc Capital Markets.
John Dravisdot — KeyBanc Capital Markets — Analyst
Hi, this is actually [John Dravisdot] calling in for Brad today. I had a question on the LTO, the caramel chicken LTO, it looks like that price point came in a bit higher than some of your normal menu items at Pei Wei, at least in our market. Is there some specific strategy around that?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
Actually if you compare it to our other LTO, the price point on the caramel chicken would be the same as the other, I’ll call them platter chicken dishes, so if you were ordering a Pei Wei spicy chicken, it would be priced the same as the caramel chicken. Now if you compare it to the last LTO, which was the Japanese Chili Beef Ramen, that was a bowl dish and it was priced as a bowl dish, so it would have been about a dollar less expensive than the caramel chicken.
John Dravisdot — KeyBanc Capital Markets — Analyst
Okay, and then it looks like this is the first quarter where we’ve seen global brand development initiative revenue hit the income statement. Is that accurate, and also, can you provide us with any sort of guidance on what that line is going to look like in 2010?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
When you ask is that accurate, you mean is it the first time we’ve seen revenue?
John Dravisdot — KeyBanc Capital Markets — Analyst
Yes.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, I mean, yes. Essentially the activity, we’ve had activity in the past, it’s been very minor. It’s now beginning to raise to a point where it’s no longer a rounding error, so you’re beginning to see it, and obviously our expectation is that will grow in the future.
John Dravisdot — KeyBanc Capital Markets — Analyst
And should we think of that as just franchise royalty revenue that pretty much goes straight to the bottom line?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, yes. There are obviously some support costs associated with our global brand development team, but yes, there’s a fairly good margin on that activity.

John Dravisdot — KeyBanc Capital Markets — Analyst
All right, thank you.
Operator
Our next question comes from Jonathan Comp, Robert W Baird. Your line is open.
Jon Comp — Robert W Baird — Analyst
Hi, thanks, it’s Jon Comp calling for David Tarantino. Just one more quick question related to the one time depreciation benefits that you saw in Q4. Can you quantify the actual dollar amounts associated with those?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, it’s somewhere in the neighborhood between $600,000 and $700,000. Between both the depreciation and the amortization adjustments or catch ups that we made.
Jon Comp — Robert W Baird — Analyst
Okay, thanks, and then a bit of a larger picture question related to margin. Looking back at 2009, you achieved pretty impressive leverage on fairly negative comps, but your guidance for 2010 assumes virtually no margin expansion on much less negative comps, so are there any specific pressures that you’re trying to point to or are you just exercising conservatism for the year?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I think, this is Bert. I think we’ve talked for some time that the activity that went on, and actually 2008 and 2009 was Yeoman activity on the part of our operations team. I don’t think that we’re going to see that same level of pick up, particularly in a soft sales environment. I think if you take a look historically, for example, at the Bistro and at peak margin levels at the Bistro, we’re not that far from where we were back in days when we had a little bit better sales environment. So I think that if sales got better, then there’s obviously an opportunity for a little bit of leverage, but I don’t think at this point that we’re seeing anything that would indicate that we’re going to see business trends, in either one of our business, get to a point where you’re going to see significant leverage.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And this is Mark. I’ll add on to that. We do have, Rick talked about some tail winds. We have some winds coming at our face as well. We talked a little bit about marketing spend, that incremental marketing spend puts pressure on the operating expenses, about 50 basis points at Pei Wei, 20 basis points at the Bistro. In addition on the labor side, we had minimum wage increases midway through this year, so you’ll have a full year in 2010, so that will continue to put pressure on the labor line.
Jon Comp — Robert W Baird — Analyst
Okay, thanks for that color, and then just last question, and sorry if I missed this but did you quantify the actual tax rate that you’re expecting in 2010?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
The tax rate for 2010 is probably going to be about 31%, and if you recall, in Q3, we told you our tax rate we were anticipating 28.5%. The majority of that increase is due to our over-achievement of income before tax, roughly about $5 million, which means the TIB credit has less of an impact. The TIB credit is mostly correlated to the Bistro revenue, and so without any, Bistro revenue came in about where we thought, so without any additional TIB credit, that increased our tax rate for the year to 29.75%. Going forward, as Pei Wei becomes a bigger piece or contributor to our income, and the international and Unilever pieces pick up, none of those have TIB credits associated with them, so you should expect our tax rate to continue to increase.
Jon Comp — Robert W Baird — Analyst
Okay, great. Thank you.
Operator
Our next question comes from John Glass with Morgan Stanley.
John Glass — Morgan Stanley — Analyst
Hi, thanks very much. Can you talk a little bit about that frozen food business and maybe how, where we are in the schedule, what you think the earnings contribution potential could be or at least how we size it. And I also think there was spending against that initiative maybe in ‘09 in the P&L, and maybe what the differential is in that spending versus 2010 for the start up cost?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I’m sorry, John. On this end it got a little garbled as you started the question, and I couldn’t catch up, so would you mind repeating that please?

John Glass — Morgan Stanley — Analyst
Yes, I’m talking about the frozen food business with Unilever, and if there was a way you can size that for us for 2010 and the earnings contribution, and you also I think began some of that in 2009, the set up costs and what the differential between those costs are in ‘09 and the benefits or some of the reduced costs in 2010 would be.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We’ve got a really bad connection with you, I’m sorry. I think you were asking about our partnership with Unilever, so I’ll probably just talk about that and I won’t say much because nothing has happened there. We expect that the product will be introduced in 2010, and there’s obviously nothing in ‘09 with respect to Unilever in that program. Yes, we hope that there’s something in 2010, and that’s about as much as I can say.
Operator
Our next question comes from Bart Glenn with DA Davidson.
Bart Glenn — DA Davidson — Analyst
Thank you, I was just curious, thanks for the commentary regarding the happy hour, but was wondering if could you share anything else regarding how you get out the message to customers, and equally importantly, people who aren’t users of the concept regarding how strong the value proposition is at the Bistro, thank you.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
This particular, the launch of happy hour was supported predominantly through online and public relations activities. We did not do any overt messaging along the lines of billboards or radio or those types of traffic generators, but it is part of the consideration as we do build the balance of the marketing plans for the back half of the year. Happy hour could be one of the items that we would target as a specific initiative.
Bart Glenn — DA Davidson — Analyst
So in other words, just stay tuned but there should be more on the way as the year progresses?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
There will be more on the way, whether we choose to focus specifically on happy hour remains to be seen.
Bart Glenn — DA Davidson — Analyst
Thank you.
Operator
Our next question comes from Greg Ruedy with Stephens.
Joshua Long — Stephens — Analyst
Hi, how are you doing? It’s Joshua Long in for Greg. I had a question on the Pei Wei side, it looks like there was some really strong fixed cost leverage with the plus three comp, but there was about 40 bips inflation on the cost of sales line, is that something related to the promotional strategy going on that you talked about the food focused LTOs?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Are you referring to the Bistro?
Joshua Long — Stephens — Analyst
Oh, sorry, on the Pei Wei side.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Well, Pei Wei cost of sales looks like it’s about 10 basis points.
Joshua Long — Stephens — Analyst
Year-over-year in 4Q?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Oh, year-over-year.
Joshua Long — Stephens — Analyst
Yes, sorry.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
About 30 basis points, and let me just real quickly, if you look at both the Bistro and Pei Wei, you saw some pressure in Q4. The majority of that pressure is coming from the produce as we hit some Acts of God clauses, we had some rains and freezes and so forth that drove up that cost, so that’s the primary pressure that we saw in Q4 for both concepts.
Joshua Long — Stephens — Analyst
Okay, thank you, and then as we start to see sequential traffic lift at the Bistro, how should we think about the different levels or break points for needing to add back some of the labor?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
This is Bert. We’re not expecting to have to add back to labor, per se. Obviously if we begin to experience heightened traffic levels, you may have to add some additional hours for your servers and such, but there’s no major milestone, if you will, that says when we reach a certain point we have to add a ton of labor back in. We don’t expect that happening at all.
Joshua Long — Stephens — Analyst
Okay, thank you.
Operator
Our next question comes from Keith Siegner with Credit Suisse.
Karen Haltest — Credit Suisse — Analyst
Hi, this is actually Karen [Haltest] for Keith Siegner. Two quick questions. Last quarter you mentioned that you were including some TV support around regional classics at the Bistro as part of your marketing strategy, and if you could just give us an update if that’s still part of the strategy going forward, and maybe anything that would help quantify the successes of that last quarter. And then also do you have any update on your high level outlook for pricing for the year?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman and Co-CEO
On a pricing front, we don’t have any plans as we sit here today to increase prices in either brand, but as always we’ll hold that in our back pocket and should we change our opinion we’ll let you know at that point in time.
As far as the regional classics go, that was an opportunity for us to test a couple of things. One was the introduction of a product that has the type of product quality and presentation that people have come to expect from PF Changs, but we were able to actually price it a little bit more aggressively and created a separate section of the menu. If I was giving that initiative an A, B, or C, I think it was probably a solid C.
We did support that with a couple of test markets of television with some short TV spots and we saw what I would call somewhat spotty results, in a couple of markets we saw some very focused increases in sales around those products, and in others probably not as much. So it was a, I think a decent learning experience in terms of how we might attack these types of things in the future.
One of the things we will do as sort of the next level of testing how these products might be received, is we’ll take them off of a focused section of the menu and we will embed them in their respective categories. So the Mandarin chicken will go in with chicken, and the beef dish will go in with beef, and the pork will go in with the pork dishes, and we’ll see if that shifts the mix in any direction.
Karen Haltest — Credit Suisse — Analyst
Great. Thank you, and one other quick question. Also last quarter I think you had said, kind of a long term run rate for potential Bistro unit growth was about 8 to 12 units a year. Should we take the lower unit growth in 2009, or 2010, as an indication of that number as also coming down or not?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, this is Bert. The front end of that comment of 8 to 12 Bistros, was that we were going to see lower activity in 2010, but I don’t think anyone’s expectation was more than, again, three to five for this year. Again, when things return back to a more normal state in the development world, we would expect the pace of growth at the Bistro to be somewhere, again in a normal year, somewhere in the 8 to 12 range, but again, we will see if that happens in the next year or so.
Karen Haltest — Credit Suisse — Analyst
Great. Thank you very much.
Operator
Our next question comes from Nicole Miller Regan with Piper Jaffray.

Rob Weiler — Piper Jaffray — Analyst
Hello, this is Rob Weiler actually in for Nicole Miller. First, I believe you guys had a comment regarding the second half of 2010 being a little bit better, stronger than the first half of 2010, I’m assuming that’s regarding same-store sales. Can you point to what the catalyst would be for that second half improvement?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I was talking about earnings.
Rob Weiler — Piper Jaffray — Analyst
Oh, just purely on earnings?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes.
Rob Weiler — Piper Jaffray — Analyst
Okay, and then second question I had here was, is there anything else going on on the labor line beside lapping the minimum wage increase, or in other words, is it going to be more or less flat in the second half since we’re going to be lapping it?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I think we expect to see pressure on the labor line throughout the year. We’re going to see higher costs on an hourly basis from the minimum wage increases. It always costs more to attract and retain the best people. Every year we expect to pay more for our folks. I think our team’s done a great job of managing their labor throughout the course of the last two years, but we expect every year and I don’t think 2010 is going to be any different, where we’re going to see a little bit of pressure on that line.
Rob Weiler — Piper Jaffray — Analyst
Okay, and then my last question is on the share repurchase, I know there’s $100 million authorization. How much is available right now? Is it about $90 million left on that?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We have $100 million authorization, and there’s $100 million left right now.
Rob Weiler — Piper Jaffray — Analyst
Okay, thank you very much.
Operator
Our next question comes from Mitch Speiser, Buckingham Research.
Mitch Speiser — Buckingham Research — Analyst
Thanks very much. First off, just talking about the Bistro and margins above 19%, somewhat near the peak, you’ve done a good job with cost cutting. I think you mentioned flattish margins for 2010, but if sales comps go positive you expect some or a little leverage. I guess my question is, why wouldn’t you expect more leverage on a positive comp? I know you have labor cost increases, but I would think given the lean cost structure that if comps were to go positive, I would think there would be significant leverage.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Mitch, I didn’t quantify how much leverage we thought we would see, nor will I, so I really can’t respond to your question.
Mitch Speiser — Buckingham Research — Analyst
Okay, so you’re just commenting that if sales go positive, you should see leverage but as for a little bit or a lot, that remains to be seen?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
That remains to be seen.
Mitch Speiser — Buckingham Research — Analyst
Okay, thanks. Moving along, just on the broad earnings guidance you gave us, kind of quarterly, you said $2 for the year. I think you said first quarter the low point, just back of the envelope, $2 for the year, $0.50 per quarter gets you to $2. Were you implying that the first quarter would be under $0.50 per share, if you can comment on that?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Mitch, I think what I said was $2 for the year. You could not slice the apple into four pieces and get $0.50 a quarter. The second half will be stronger than the first half. If you look at just the first half, first quarter, for all of the reasons we articulated earlier, will be the lower, will be the low point. I don’t think we’re going to go any farther than that.

Mitch Speiser — Buckingham Research — Analyst
Okay, no, that clarifies, thank you. And moving along, on produce, you mentioned some pressures there in the fourth quarter. Did that continue into the first quarter?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
The pressures that we saw in the fourth quarter were due to Act of God clauses with respect to mother nature. I think you’ve seen what’s happened in the first quarter with respect to mother nature, so I’ll let you draw your own conclusions.
Mitch Speiser — Buckingham Research — Analyst
Got it, thanks, and my last question, just in the press release you mentioned lower average weekly sales for 2010, and that is a collective number, right? Of Bistro and Pei Wei combined? Or is that just the Bistro?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, particularly with respect to the Bistro. Again, in 2009, we had that additional week. As we mentioned, that additional week was extremely high volume. So if you simply, mathematically look at average weekly sales in 2010 versus ‘09, we’re going to be at a disadvantage.
Mitch Speiser — Buckingham Research — Analyst
Got it, that’s a system wide number, Pei Wei included?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Correct.
Mitch Speiser — Buckingham Research — Analyst
Got it. Thank you very much.
Operator
Our next question comes from Steven Kron with Goldman Sachs.
Steven Kron — Goldman Sachs — Analyst
Great, thanks, hi, guys. At this point I just have one follow-up for Bert on the Bistro sales. And if I look back at the fourth quarter, the level of improvement on a sequential basis that you saw, given what you guys had out there, which were some value oriented initiatives, given kind of your locations, which tend to be around those higher end malls, which saw some pretty good traffic in the quarter. I’m just curious, if you think back, why do you think the brand at the Bistro has sort of underperformed both peers that are kind of similarly situated to you but also kind of the industry as a whole. Some of the other peers out there have seen a little bit more of a bigger sequential improvement, so I guess, what is it about the brand right now do you think is not feeling that same traction?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, I guess as a general statement, not everyone has the same geographic disbursion as we do. There are certainly other competitors in the marketplace that are doing a great job, we’ll talk specifically about Cheesecake, and I have said it publicly, I think they’re doing a fabulous job with the introduction of their small plate menu. I think that drove some nice increases actually in their average ticket, and they’ve seen the benefit of that, and we all tip our hat to the systems that they’ve made. I think if you look at the price point, and I’m guessing your comment is with respect to the Bistro.
Steven Kron — Goldman Sachs — Analyst
Yes.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
If you look at the price point and you look at our competitive set, I don’t think we’re that far off the mark. Now again, from month to month, quarter to quarter, some people are going to do better, some people are going to do worse. I think we’re competing fairly well, again, in this particular macro environment at our price point, I think we’re doing okay.
Now we’re not happy with our overall performance. I think we need to continue to improve our game, and that is obviously our intent. We have not taken any price over the last couple of years, which in the short-term has hurt us from a comp store sales perspective, but I think that over time that will be to our benefit.
So, am I happy with our performance? No. We obviously every year want to increase traffic in our restaurants. Have we trailed other people perhaps? I think at times that’s absolutely a fair statement. If you look at a broad average of casual dining, are we trailing that? Yes, at the Bistro, yes, at Pei Wei, we’re actually ahead of the game, so it’s not an easy answer.
If your question is, are we doing as well as we think we would like to do, no. We obviously want to do better, and all of the initiatives that are in place right now, all of our activity is designed to improve, to continue to enhance the guest experience at both of our concepts, and we’ll see how successful we are as we drive through 2010.

Steven Kron — Goldman Sachs — Analyst
That’s helpful, thanks, I appreciate the comments.
Operator
Thank you. Our next question comes from Jeffrey Bernstein, Barclays Capital.
Jeffrey Bernstein — Barclays Capital — Analyst
Great. Thank you. A couple of questions, just first, I think Bert you started off by saying that the traffic is better than the comp, which we can appreciate in this environment, I guess you’re seeing a little pressure on the average check. Just wondering if you could talk broadly about the average check, whether you expect to see improvement with the backdrop being that perhaps the industry is now easing up on discounting. Just would love some high level comments on your thoughts around Bistro’s average check. And more broadly speaking, whomever would be best fit to address the question around, are you seeing less discounting across the category, do you think perhaps it caused damage or perhaps we’ve kind of made it through the tough point without really damaging much of the competition or the broader category?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, in terms of our, and I’m not going to get into a conversation about casual dining. We’re not that smart in terms of what’s going to happen broadly across the industry. I will say that with respect to our two brands, I think you will see our average check in 2010 moderate. I don’t think you’ll continue to see the level of decline that you saw in ‘09 versus ‘08.
Jeffrey Bernstein — Barclays Capital — Analyst
Okay, and without getting too much into the category, is that your sense that we’re seeing less discounting or have you not yet seen that, just from peers and whatnot?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, I think that from an outsider’s perspective, and I mean that from my own viewpoint, as I look at the other industry players, I know there’s talk of less discounting. I think there’s momentary lapses away from that table, so to speak. We’ll see how it continues throughout the year. Again, we don’t expect 2010 to be a barn burner from a discretionary income standpoint, and from a business standpoint. We’ll see how it progresses.
There’s a number of ways to discount. Some of them are more obvious than others, and I think that everyone is struggling right now to grow their business. Certainly in ‘09, the size of the casual dining pie was smaller than it’s been in prior years, and so we were all fighting for a smaller piece of the pie. And not surprisingly, what happens is that you begin to discount in order to try and retain some share, if you will.
Again, my guess is is that 2010 will see less of that, but that’s purely a guess on my point, and we’re sitting in February and we’ve got a long way to go in this year, so we’ll see how it plays out.
Jeffrey Bernstein — Barclays Capital — Analyst
Yes, and if I could just add one other in terms of, I think you commented earlier on that not only were the revenues a pleasant surprise to the upside in the quarter, but the operations focus continues throughout the year, and I think you guys get a lot of credit for the cost saving levers that you’ve been able to pull. I’m just wondering as you look to 2010, whether you still see any buckets of meaningful cost saving opportunity, or is this really a year where revenues need to sequentially improve because you’re not willing to make more significant bucket cuts on costs at either of the brands?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, let me clarify a little bit when it comes to cost savings. The term, cuts, comes up all the time. Most of the benefit that we’ve seen at both of our concepts don’t necessarily revolve around cuts, per se. Both of our heads of operations, Rick Tasman at the Bistro and Casey Moreland at Pei Wei, have done a great job of introducing initiatives that allow them to prepare and produce their product more efficiently. That really doesn’t have anything to do with cuts, per se, at least as we think of the definition of that term, so are we working on initiatives that will make us better in 2010? Yes. Will they be the magnitude of what you saw in ‘09 and actually in ‘08? The answer to that is probably no.
So therefore, our guidance to everyone is that, look, we’re going to do everything we can to increase our top line. This year is no different than any year in the sense that it’s much easier to run our business when you have increasing sales. If we are right about the traffic trends this year, which again, we believe we’ll be better than ‘09 but still not robust and still not necessarily healthy when it comes to the Bistro. Pei Wei traffic trends we think are very good, and we expect them to be good this year. So they will have the opportunity because of the traffic and because of the sales that they will generate, they will have the opportunity to have a little bit more leverage from an operational standpoint than the Bistro will, but in both cases we expect improvement.

And so the guidance that we laid out for everybody includes a little bit of improvement, which gets us to a flat level in the sales environment that we’re predicting.
Jeffrey Bernstein — Barclays Capital — Analyst
And by its nature, if it’s called efficiencies I guess, that’s not something that would have to be reinvested when you reaccelerate the growth?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You are absolutely correct.
Jeffrey Bernstein — Barclays Capital — Analyst
Thank you very much for the color.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
At this time there are no further questions.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Crystal, thank you. Thanks everyone for joining us. I think the next time that we’ll be gathering this group together will be on April 28 to report our first quarter earnings. Thanks so much.
Operator
Thank you for joining today’s conference call. All parties may disconnect at this time.